Exhibit 3
February 8, 2007
MANAGEMENT’S RESPONSIBILITY
FOR FINANCIAL INFORMATION
The accompanying consolidated financial statements, the notes thereto and other financial information contained in this annual report have been prepared by, and are the responsibility of, the management of The Westaim Corporation. Financial information contained throughout this annual report is consistent with the financial statements. These financial statements have been prepared in accordance with Canadian generally accepted accounting principles, using management’s best estimates and judgements when appropriate. The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control. In meeting our responsibility for the reliability and timeliness of financial information, the Corporation maintains and relies upon a comprehensive system of internal controls including organizational, procedural and disclosure controls. The Audit Committee, which is comprised of three Directors, none of whom is an officer of the Company, meets with management as well as the external auditors to satisfy itself that management is properly discharging its financial reporting responsibilities and to review the consolidated financial statements and the report of the auditors. It reports its findings to the Board of Director who approve the consolidated financial statements.
As at December 31, 2006, we, as The Westaim Corporation’s Chief Executive Officer, and Senior Vice President and Chief Financial Officer, have determined that the Corporation’s internal control over financial reporting is effective.
The consolidated financial statements have been audited by Deloitte & Touche LLP, the independent auditors, in accordance with generally accepted auditing standards. The auditors have full and unrestricted access to the Audit Committee.

SIGNED	SIGNED

Barry M. Heck	G.A. (Drew) Fitch
President and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer

Report of Independent Registered Chartered Accountants
To the Shareholders of
The Westaim Corporation
We have audited the consolidated balance sheets of The Westaim Corporation as at December 31, 2006 and 2005 and the consolidated statements of operations and deficit and cash flow for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and 2005 and the results of its operations and its cash flow for each of the years in the three-year period ended December 31, 2006 in accordance with Canadian generally accepted accounting principles.
The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
(signed) DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Edmonton, Canada
February 6, 2007

Comments by Independent Registered Chartered Accountants on Canada — United States of America Reporting Difference
The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company’s financial statements, such as the change described in Note 2(c) of the financial statements, and changes in accounting principles that have been implemented in the financial statements, such as the changes described in Notes 2(j), 2(m) and 2(r) to the consolidated financial statements. Our report is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors’ report when the changes are properly accounted for and adequately disclosed in the financial statements.
(signed) DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Edmonton, Canada
February 6, 2007

THE WESTAIM CORPORATION
Consolidated Balance Sheets

	December 31	December 31
(thousands of Canadian dollars)	2006	2005

ASSETS

Current
Cash and cash equivalents	$45,381	$115,673
Short-term investments	17,451	3,954
Accounts receivable	8,314	8,199
Inventories (note 5)	8,506	7,773
Other	604	570

	80,256	136,169

Capital assets (note 6)	63,958	71,112
Intangible assets (note 7)	4,125	5,180

	$148,339	$212,461

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities	$7,797	$16,302
Current portion of long-term debt (note 9)	8,000	10,312

	15,797	26,614

Long-term debt (note 9)	—	6,000
Provision for site restoration (note 10)	6,760	6,760

	22,557	39,374

Non-controlling interest (note 3)	12,805	15,447

Guarantees (note 14)
Commitments and contingencies (note 15)
Shareholders’ equity
Common shares (note 11)	426,122	421,466
Contributed surplus (note 11)	5,379	3,968
Cumulative translation adjustment (note 12)	(676)	(503)
Deficit	(317,848)	(267,291)

	112,977	157,640

	$148,339	$212,461

The accompanying notes are an integral part of these consolidated financial statements.

Approved on behalf of the Board:

SIGNED	SIGNED

Ian W. Delaney	Frank W. King
Director	Director

THE WESTAIM CORPORATION
Consolidated Statements of Operations and Consolidated Statements of Deficit

	Year Ended	Year Ended	Year Ended
	December 31	December 31	December 31
(thousands of Canadian dollars except per share data)	2006	2005	2004

Revenue	$27,591	$28,560	$31,907
Costs
Manufacturing	17,324	10,799	8,450
Research and development (note 13)	37,920	36,514	35,489
General and administrative	6,762	4,109	5,240
Depreciation and amortization	14,362	7,338	5,722
Corporate costs	6,123	8,217	7,396

Operating loss	(54,900)	(38,417)	(30,390)

Foreign exchange	(897)	410	(563)
Interest	3,181	2,073	2,362
Write-down of capital assets and intangible assets	(1,210)	(570)	(22)
Gain on sale of investment	—	1,120	—
Gain on disposal of assets	110	—	—
(Loss) gain on issuance of shares of subsidiary (note 3)	(99)	30,055	—
Non-controlling interest (note 3)	3,222	—	—

Loss from continuing operations before income taxes	(50,593)	(5,329)	(28,613)

Income tax recovery (expense) (note 8)	36	(179)	(121)

Loss from continuing operations	(50,557)	(5,508)	(28,734)
Income from discontinued operations net of income taxes (note 4)	—	14,778	3,557

Net (loss) income	$(50,557)	$9,270	$(25,177)

(Loss) income per common share (note 17)
Continuing operations — basic and diluted	$(0.54)	$(0.06)	$(0.34)
Net (loss) income — basic and diluted	(0.54)	0.10	(0.30)

Weighted average number of common shares outstanding
Basic	93,523,041	92,852,120	84,093,827
Diluted	93,523,041	93,120,936	84,093,827

Deficit at beginning of year	$(267,291)	$(276,561)	$(251,384)
Net (loss) income	(50,557)	9,270	(25,177)

Deficit at end of year	$(317,848)	$(267,291)	$(276,561)

The accompanying notes are an integral part of these consolidated financial statements.

THE WESTAIM CORPORATION
Consolidated Cash Flow Statements

	Year Ended	Year Ended	Year Ended
(thousands of Canadian dollars)	December 31	December 31	December 31

Operating activities
Loss from continuing operations	$(50,557)	$(5,508)	$(28,734)
Items not affecting cash
Depreciation and amortization	14,362	7,338	5,722
Foreign exchange on long-term debt	122	(1,637)	—
Foreign exchange on short-term investments	(52)	—	—
Stock-based compensation expense	1,650	905	1,210
Write-down of capital assets and intangible assets	1,210	570	22
Gain on disposal of assets	(110)	—	—
Loss (gain) on issuance of shares of subsidiary (note 3)	99	(30,055)	—
Non-controlling interest (note 3)	(3,222)	—	—
Accounts receivable	(165)	(2,541)	(670)
Inventories	(733)	(4,341)	(831)
Other	(30)	(32)	121
Accounts payable and accrued liabilities	(7,605)	5,186	1,001
Gain on sale of investment	—	(1,120)	—
Provision for site restoration	—	—	327
Site restoration expenditures net of recoveries	—	52	(1,183)

Cash used in continuing operations	(45,031)	(31,183)	(23,015)
Cash used in discontinued operations	—	(518)	(2,221)

Cash used in operating activities	(45,031)	(31,701)	(25,236)

Investing activities
Capital expenditures	(7,880)	(31,895)	(21,437)
Intangible assets	(649)	(977)	(3,686)
Maturity of short-term investments	30,594	98,335	149,151
Purchase of short-term investments	(44,039)	(90,289)	(137,708)
Proceeds on disposal and sale of assets	312	—	61
Proceeds on sale of investment	—	1,620	—
Proceeds on sale of discontinued operations (note 4)	—	22,614	30,559

Cash (used in) provided from investing activities	(21,662)	(592)	16,940

Financing activities
Proceeds from long-term debt (note 9)	—	7,154	4,795
Repayment of long-term debt	(10,434)	—	—
Issuance of common shares of subsidiary, net of share issuance costs (note 3)	325	45,502	—
Issuance of common shares (note 11)	4,484	171	47,946
Issuance of convertible debentures of subsidiary (note 9)	2,000	6,000	—

Cash (used in) provided from financing activities	(3,625)	58,827	52,741

Effect of exchange rate changes on cash and cash equivalents	26	—	—

Net (decrease) increase in cash and cash equivalents	(70,292)	26,534	44,445
Cash and cash equivalents at beginning of year	115,673	89,139	44,694

Cash and cash equivalents at end of year	$45,381	$115,673	$89,139

Supplemental disclosure of cash flow information:
Non-cash capital asset additions included in accounts payable and accrued liabilities	$508	$1,304	$2,445

The accompanying notes are an integral part of these consolidated financial statements.

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
1 BASIS OF PRESENTATION
The Westaim Corporation (the “Company”) was incorporated on May 7, 1996 by articles of incorporation under the Business Corporations Act (Alberta).

The consolidated financial statements include the accounts of the Company and subsidiaries, iFire Technology Corp. (“iFire”) and Nucryst Pharmaceuticals Corp. (“Nucryst”).

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). In addition, note 19 describes and reconciles the significant measurement differences between Canadian and United States generally accepted accounting principles (“U.S. GAAP”) affecting these consolidated financial statements.

All amounts are expressed in thousands of Canadian dollars except share and per share data unless otherwise noted.
2 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES
a)	Principles of consolidation

The financial statements of entities which are controlled by the Company through voting equity interests, referred to as subsidiaries, are consolidated. Entities which are not controlled but over which the Company has the ability to exercise significant influence, are accounted for using the equity method. Investments in other entities are accounted for using the cost method. Variable interest entities (“VIEs”) are entities in which equity investors do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. VIEs are consolidated by the Company when it is determined that it will, as the primary beneficiary, absorb the majority of the VIEs’ expected losses and/or expected residual returns. The Company currently does not have any VIEs. Intercompany balances and transactions are eliminated upon consolidation.

b)	Use of estimates

Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the year. Significant estimates include the provision for site restoration, inventory valuation, fair value of stock-based compensation, valuation allowance against future income taxes, financial instruments valuation and useful lives of capital assets and intangible assets. Actual results could differ from those estimates.

c)	Translation of foreign currencies

Transactions in foreign currencies are translated into Canadian dollars at rates of exchange at the time of such transactions. Monetary assets and liabilities are translated at current rates of exchange. Foreign operations are considered financially and operationally self-sustaining and are translated into Canadian dollars using the current rate method of translation. Under this method, assets and liabilities are translated at the year-end exchange rates. Unrealized gains and losses arising from translating net investments in foreign operations into Canadian dollars are included in shareholders’ equity as a cumulative translation adjustment.

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
2 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)
The Company changed its method of foreign exchange translation for Nucryst’s United States based subsidiary (note 3) from the temporal to the current rate method upon completion of Nucryst’s initial public share offering in December 2005. Under the temporal method, all foreign exchange adjustments arising from the translation of the subsidiary’s financial statements into Canadian dollars were included in the consolidated statement of operations. As required under Canadian GAAP, the change in accounting method was applied prospectively and resulted in a cumulative translation adjustment of $503 being recorded as a separate component of shareholders’ equity.

d)	Revenue recognition

Specific revenue recognition policies for each of the Company’s operating segments are as follows:

Nucryst — Revenue from direct sales to third parties is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable, and collection is reasonably assured. The Company’s revenues earned under license agreements consist primarily of manufacturing cost reimbursements, royalties and payments upon the achievement of specific milestones. For products manufactured under license, revenue is recorded at the date of shipment. Royalty revenue is earned based on a percentage of sales revenue earned by the licensee on its sales to third parties. Revenue relating to the achievement of milestones under licensing agreements is recognized when the milestone event has occurred. Nucryst also derives revenue from research activities and this revenue is recognized as services are performed.

iFire — The Company recognizes revenue from licensing fees over the term that services are being rendered. Royalties are recognized when earned in accordance with the terms of the specific agreement. As at December 31, 2006 and 2005, iFire was not party to any licensing fee or royalty agreements.

e)	Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid short-term investments with original maturities at the date of acquisition of 90 days or less and are recorded at cost.

f)	Short-term investments

Short-term investments consist of money-market instruments with maturities of less than one year. As at December 31, 2006, the Company held short-term investments recorded at a cost of $17,451 (2005 — $3,954) which reflects current market values.

g)	Inventory valuation

Finished product, raw materials, materials in process, and spare parts and operating materials are valued at the lower of average cost and net realizable value.

h)	Research and development costs

Research costs are expensed as incurred and significant project development costs are capitalized in accordance with Canadian GAAP once the Company has determined that commercialization criteria concerning the product or process have been met. Amortization of these costs over their estimated useful life commences with the successful commercial production or use of the product or process. On

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
2 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)
an ongoing basis, management reviews the unamortized balance to ensure that the deferred development costs continue to satisfy the criteria for deferral and amortization.

As at December 31, 2006 and 2005, no development costs have been capitalized.

i)	Capital assets

Land, buildings, machinery and equipment, and computer hardware and software are stated at cost. Depreciation is calculated using a straight-line method based on estimated useful lives of the particular assets which are 20 years for buildings, and 3 to 10 years for machinery and equipment, and computer hardware and software.

The Company evaluates the carrying value of capital assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable, and recognizes an impairment charge when it is probable that estimated future non-discounted cash flows of the underlying assets will be less than the carrying value of the assets. Measurement of an impairment loss related to capital assets that management intends to hold and use is based on the fair value of the assets, whereas assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

j)	Site restoration costs and asset retirement obligations

The total estimated costs of site restoration relating to tangible, long-lived assets have been accrued. Site restoration costs have been estimated, taking into consideration the anticipated method and extent of the remediation consistent with regulatory requirements, industry practices, current technology and the possible uses of the site. The estimated amount of future restoration costs is reviewed regularly based on available information. Where the forecasted net restoration costs exceed existing provisions, an additional expense is recognized in the period.

Potential recoveries of costs resulting from indemnifications provided by previous owners of the Company’s industrial sites have not been recognized in these consolidated financial statements as the amount of recovery cannot be reasonably determined. Any future recoveries will be recorded when received.

The implementation of Canadian Institute of Chartered Accountants (“CICA”) Section 3110 “Asset Retirement Obligations”, effective January 1, 2004, did not have an impact on the Company’s results from operations or its financial position as the assets subject to these new rules have been sold or written down to nominal value.

k)	Derivative financial instruments

Derivative financial instruments may be utilized by the Company in the management of interest rate and foreign currency exposures. The Company’s policy is not to utilize derivative financial instruments for trading or speculative purposes.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
2 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)
l)	Income taxes

Income taxes are accounted for using the liability method of income tax allocation. Under the liability method, income tax assets and liabilities are recorded to recognize future income tax inflows and outflows arising from the settlement or recovery of assets and liabilities at their carrying values.

Valuation allowances are established when necessary to reduce future tax assets to the amount that, in the opinion of management, is more likely than not to be realized. Future income tax assets and liabilities are determined based on the tax laws and rates that are anticipated to apply in the period of realization.

m)	Stock-based compensation plans

The Company and certain of its subsidiaries have stock-based compensation plans, which are described in note 11. Compensation expense for awards that call for settlement in cash or other assets is measured on an ongoing basis as the amount by which the quoted market price exceeds the exercise price at each measurement date. Any obligations related to increases in the value of Deferred Share Units (“DSUs”), Restricted Share Units (“RSUs”) and Stock Appreciation Rights (“SARs”) are accrued when a change in value occurs with an offset to the consolidated statement of operations.

Any consideration paid by option holders for the purchase of stock is credited to capital stock. If plan entitlements are repurchased from the holder, the consideration paid is charged to retained earnings.

Effective January 1, 2004, the Company adopted revisions to Section 3870 of the CICA Handbook with respect to the accounting and disclosure of stock-based compensation. The revised Section 3870 requires that the fair value of stock options be recorded in the financial statements. These new rules applied to options issued on or after January 1, 2002.

n)	Earnings per share

Basic earnings per common share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated on the basis of the average number of shares outstanding during the period plus the additional common shares that would have been outstanding if potentially dilutive common shares had been issued using the “treasury stock” method.

o)	Employee future benefits

All employee future benefits are accounted for on an accrual basis. The Company maintains defined contribution pension plans for its employees. These plans were funded $876 during the year ended December 31, 2006 (2005 — $745; 2004 —$602).

p)	Discontinued operations

Long-lived assets to be disposed of by sale are classified as held for sale in the period in which a formal plan of disposal has been approved, the assets are available for immediate sale and are actively being marketed, and it is expected that the sale will occur within one year. Long-lived assets to be abandoned are classified as held and used until they are disposed of.

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
2 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)
Long-lived assets classified as held for sale are carried at the lower of their carrying amount and fair value net of estimated disposition costs. Losses are recognized immediately where carrying value exceeds fair value and gains are recognized at the time of sale.

The results of discontinued operations are reported separately, including gains or losses related to the disposal of related long-lived assets held for sale or disposal. Future costs associated with an exit or disposal activity are recognized in the period in which the liability is incurred.

q)	Intangible assets

The Company’s definite life intangible assets consist of the prosecution and application costs of patents and trademarks and are amortized on a straight-line basis over their estimated useful lives to a maximum of 10 years. The cost of maintaining patents and trademarks are expensed as incurred. The Company evaluates the carrying value of definite life intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Any impairment in the carrying value, which is based on the fair value of the intangible assets, is charged to expense in the period that impairment has been determined.

Indefinite life intangible assets are recorded at fair value. On a regular basis, the Company reviews the carrying value of these assets for impairment. As at December 31, 2006 and 2005, the Company had no indefinite life intangible assets.

r)	Recently adopted and pending accounting pronouncements

i) In 2005, the CICA approved amendments to new Section 3831 “Non-Monetary Transactions” which would converge this Section with U.S. GAAP and with equivalent requirements in International Financial Reporting Standards.

This Section requires that that all non-monetary transactions be measured at fair value, unless certain criteria are met. The amendments replace culmination of the earnings process as the test for applying fair value measurement with a test of commercial substance. Culmination of the earnings process has been difficult to apply in practice and has depended on an assessment of whether the assets exchanged were similar. Commercial substance, however, involves satisfying one of two objectively determined tests based on assessments of cash flows expected with and without the exchange of the non-monetary items. The new requirements apply to non-monetary transactions initiated in periods beginning on or after January 1, 2006. The adoption of this new Section did not have a material impact on the Company’s consolidated statement of operations or consolidated financial position.

ii) In 2005, the CICA issued three new standards: Financial Instruments — Recognition and Measurement, Hedges, and Comprehensive Income. These Sections will become effective for the Company on January 1, 2007 and require the following:
a)	In Section 1530 “Comprehensive Income”, certain gains and losses arising from changes in fair value will be temporarily recorded outside the income statement in comprehensive income. The Company does not expect the implementation of this Section to have a material impact on its consolidated financial statements.

b)	In Section 3855 “Financial Instruments — Recognition and Measurement” and Section 3865 “Hedges”, all financial instruments including derivatives are to be included on a company’s

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
2 SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued)
balance sheet and measured either at their fair value or, in limited circumstances, when fair value may not be considered most relevant, at cost or amortized cost. These Sections specify when gains and losses, as a result of changes in fair value, are to be recognized in the income statement. The Company does not expect the implementation of these Sections to have a material impact on its consolidated financial statements.
iii) In January 2005, the CICA issued a new Section to the CICA Handbook, Section 3251 “Equity”. This Section establishes standards for the presentation of equity during a reporting period. This Section becomes effective for the Company on January 1, 2007. The Company does not expect the implementation of this Section to have a material impact on its consolidated financial statements.

iv) In October 2005, the CICA Emerging Issues Committee issued Abstract No. 157, “Implicit Variable Interests Under AcG-15” (EIC-157). This EIC clarifies that implicit variable interests are implied financial interests in an entity that change with changes in the fair value of the entity’s net assets exclusive of variable interests. An implicit variable interest is similar to an explicit variable interest except that it involves absorbing and/or receiving variability indirectly from the entity. The identification of an implicit variable interest is a matter of judgment that depends on the relevant facts and circumstances. EIC-157 became effective in the first quarter of 2006. The implementation of this EIC did not have any impact on the Company’s consolidated statement of operations or consolidated financial position.

v) In December 2005, the CICA Emerging Issues Committee issued Abstract No. 159, “Conditional Asset Retirement Obligations” (EIC—159). This EIC determined that a conditional asset retirement obligation should not be recognized until the fair value of the liability can be reasonably estimated. EIC-159 was effective for interim and annual reporting periods ending after March 31, 2006. The implementation of this EIC did not have any impact on the Company’s consolidated statement of operations or consolidated financial position.

vi) In July 2006, the CICA Emerging Issues Committee issued Abstract No. 162, “Stock-Based Compensation for Employees Eligible to Retire Before Vesting Date” (EIC 162) which is effective for the Company for the fiscal year ended December 31, 2006. EIC 162 prescribes that the stock-based compensation expense for employees who will become eligible for retirement during the vesting period should be recognized over the period up to the eligible retirement date. In addition, if the employee is eligible for retirement on the grant date, the entire stock-based compensation expense should be recognized on the grant date. The implementation of this EIC did not have a material impact on the Company’s consolidated financial statement of operations or consolidated financial position.
3 GAIN ON ISSUANCE OF SHARES OF SUBSIDIARY AND NON-CONTROLLING INTEREST
On December 29, 2005, the Company’s formerly wholly owned subsidiary, Nucryst, completed an initial public offering in which 4,500,000 common shares were issued at a price of US $10.00 per share. Net proceeds after commissions and expenses amounted to US $39,095 (CDN $45,502). US $6,850 of the proceeds were used to reduce the term loan owing by Nucryst to the Company and the remaining balance of the term loan of US $39,642 was converted to common shares of Nucryst on January 27, 2006. As a result of these transactions, the Company’s ownership in Nucryst was reduced from 100% to 68.4% as at December 31, 2005 and increased to 75.3% after the conversion of the remaining term loan on January 27, 2006. The conversion of the term loan to common shares, completed in January 2006, was in accordance with the terms of the Nucryst initial public offering and was accounted for as being effective on December 31, 2005 in accordance with Canadian GAAP. The reduction in the Company’s equity interest in

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
3 GAIN ON ISSUANCE OF SHARES OF SUBSIDIARY AND NON-CONTROLLING INTEREST (continued)
Nucryst was accounted for as a disposition of shares and resulted in a dilution gain for accounting purposes of $30,055 in 2005 and a non-controlling interest of $15,447 as at December 31, 2005.

Non-controlling interest on the consolidated statement of operations for the year ended December 31, 2006 amounted to $3,222 (2005 — $nil; 2004 — $nil). The Company recorded a loss on the issuance of Nucryst shares of $99 for the year ended December 31, 2006 (2005 — $nil; 2004 — $nil). The shares were issued by Nucryst in relation to its stock-based compensation plans. The Company’s ownership in Nucryst was 74.8% as at December 31, 2006 (2005 — 68.4%; 2004 — 100%).
4 DISCONTINUED OPERATIONS
In December 2005, the Company completed the sale of land and building previously included in long-term capital assets available for sale. Net proceeds from the sale amounted to $7,423 and the gain on sale of $1,923 was included in income from discontinued operations in 2005.

In January 2005, the Company completed a series of transactions whereby two inactive wholly owned subsidiary companies participated in a Plan of Arrangement with two widely held publicly traded companies. This resulted in the reorganization of the participating companies into a single company and the dilution of the Company’s investments to approximately 6.0%. The Company’s pro rata interest in the book value of the recapitalized companies amounted to $2,189. Subsequently, the company created under the Plan of Arrangement was listed on the Toronto Stock Exchange. The inactive subsidiaries were previously carried at nominal value and this transaction resulted in the Company recording a dilution gain of $2,189 in 2005. In February 2005, the Company sold its investment in the publicly traded company discussed above for net proceeds of $11,519 and recorded a gain on sale of $9,330. No income tax provision was recorded in relation to the dilution gain or the gain on sale of investment as these gains were more than offset by the reduction of unrecognized tax loss carry-forwards. As a result of the divestiture, the Company’s non-capital losses, capital losses and research and development tax credits were reduced by approximately $49,500, $7,700 and $600 respectively.

In January 2004, the Company sold substantially all of the assets and liabilities related to the Ambeon business segment, including its wholly owned subsidiary Neomet Limited, for proceeds of $33,359 (net of transaction costs of $911), of which, $2,800 was held in escrow in respect of general representations and warranties relating to the sale transaction. The entire escrow amount was received during 2005 and was included as proceeds on sale of discontinued operations in the consolidated cash flow statement. The net gain on the sale of Ambeon of $5,436 was net of future income taxes of $1,032.

In 2005, the Company sold the remaining assets and operations related to Ambeon for net proceeds of $873. The gain on sale of this business amounting to $739 and the results from operations of this business were reported in discontinued operations in 2005.

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
4 DISCONTINUED OPERATIONS (continued)
Results of discontinued operations:

	Year ended
Revenue	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004

Ambeon business segment	$—	$162	$334

	Year ended
Income (expense)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004

Dilution gain	$—	$2,189	$—
Gain on sale of inactive subsidiaries	—	9,330	—
Gain on sale of capital assets available for sale	—	1,923	—
Gain on sale of Ambeon	—	739	5,436
Income (expense) related to discontinued operations	—	597	(1,879)

Net income from discontinued operations	$—	$14,778	$3,557

There was no depreciation and amortization or current income taxes deducted from discontinued operations for the years 2004 to 2006. The gain on sale of Ambeon in 2004 was net of future income tax expense of $1,032.
Net income per common share from discontinued operations was $nil for the year ended December 31, 2006 (2005 — $0.16; 2004 — $0.04).
Amounts included in the consolidated balance sheets relating to discontinued operations are as follows:

	December 31, 2006	December 31, 2005

Accounts payable and accrued liabilities	$—	$11

5 INVENTORIES

	December 31, 2006	December 31, 2005

Raw materials	$4,531	$4,571
Materials in process	756	2,473
Finished product	3,217	614
Spare parts and operating materials	2	115

	$8,506	$7,773

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
6 CAPITAL ASSETS

		Accumulated	Net
December 31, 2006	Cost	Depreciation	Book Value

Land	$505	$—	$505
Buildings	27,339	11,760	15,579
Machinery and equipment	69,895	27,240	42,655
Construction in progress	4,612	—	4,612
Computer hardware and software	2,218	1,611	607

	$104,569	$40,611	$63,958

		Accumulated	Net
December 31, 2005	Cost	Depreciation	Book Value

Land	$505	$—	$505
Buildings	25,790	10,060	15,730
Machinery and equipment	69,802	19,633	50,169
Construction in progress	3,811	—	3,811
Computer hardware and software	4,345	3,448	897

	$104,253	$33,141	$71,112

Nucryst continues to expand its wound care production facility in Fort Saskatchewan, Alberta. As a result, at December 31 2006, capital assets include construction in progress in the amount of $4,612 (2005 — $3,811) that is not currently subject to depreciation. Depreciation on capital assets for the year ended December 31, 2006 was $12,794 (2005 — $5,855; 2004 — $5,260).
During the year, construction in progress relating to the design of a future Nucryst pharmaceutical ingredient production facility, in the amount of $1,210, was written off.
7 INTANGIBLE ASSETS

	December 31, 2006	December 31, 2005

Patents and trademarks	$8,876	$8,601
Less accumulated amortization	(4,751)	(3,421)

	$4,125	$5,180

Amortization of intangible assets was $1,568 for the year ended December 31, 2006 (2005 — $1,483; 2004 — $462).

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
8 INCOME TAXES
The following is a reconciliation of income taxes, calculated at the statutory income tax rate, to the income tax provision included in the consolidated statements of operations.

	Year ended
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004

Loss from continuing operations before income taxes	$(50,593)	$(5,329)	$(28,613)
Statutory income tax rate	32.12%	33.62%	33.87%

Expected income tax recovery	(16,250)	(1,792)	(9,691)
Losses and temporary differences
— valuation allowance	16,214	12,023	9,691
Tax effect of items not subject to tax
— gain on issuance of shares of subsidiary (note 3)	—	(10,107)	—
Large corporations and capital taxes	—	55	121

Income tax (recovery) expense	$(36)	$179	$121

Income taxes are recognized for future income tax consequences attributed to estimated differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases.
The net future income tax asset is comprised of:

	December 31, 2006	December 31, 2005

Future income tax assets:
Tax benefit of loss carry-forwards and tax credits	$144,561	$118,845
Provisions and reserves	2,796	3,359
Capital, intangible and other assets	2,337	1,935
Less valuation allowance	(134,182)	(108,122)

	15,512	16,017

Future income tax liabilities:
Capital, intangible and other assets	(15,330)	(15,835)
Other	(182)	(182)

	(15,512)	(16,017)

Future income tax assets, net	$—	$—

The future income tax asset valuation allowance is in respect of tax loss carry-forwards and tax credits primarily relating to subsidiaries involved in technology development.
The Company has consolidated non-capital losses for income tax purposes of approximately $155,968 (2005 — $118,735; 2004 — $120,160) and unclaimed scientific research and experimental development expenditures of approximately $139,287 (2005 — $118,606; 2004 — $95,143) which can be used to offset taxable income, if any, in future periods. The Company also has consolidated capital losses of approximately $20,384 (2005 — $20,224; 2004 — $27,939) as well as research and development tax credits of approximately $52,114 (2005 — $47,380; 2004 — $38,837). The non-capital losses and research and development tax credits will expire at various times up to the end of 2026. Cash taxes relating to continuing operations paid during the year amounted to $121 (2005 — $270; 2004 — $141).

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
8	INCOME TAXES (continued)

Nucryst’s share of the above consolidated tax losses and credits comprises approximately $37,588 in non-capital losses, approximately $6,665 in unclaimed scientific research and development expenditures, approximately $2,107 in capital losses and approximately $3,924 in research and development tax credits.

9	LONG-TERM DEBT

In January 2004, iFire entered into a Japanese Yen loan agreement with Dai Nippon Printing Co., Ltd. (“DNP”) whereby DNP partially financed certain new equipment being used to upgrade iFire’s Toronto facility. The loan was drawn down during 2004 and 2005, carried an average interest rate of 1.64% per annum and was repaid in full in Japanese Yen on June 30, 2006. The loan was secured by the assets financed under the agreement. The total repayment on June 30, 2006 was Yen 1,051,460,644 (CAD $10,434), including accrued interest of Yen 22,201,501 (CAD $215). As at December 31, 2005, the outstanding loan balance including accrued interest amounted to Yen 1,043,109,033 (CAD $10,312). Interest expense on the loan for the year ended December 31, 2006 amounted to $83 (2005 — $137; 2004 — $13). During the term of the loan, the Company entered into forward transactions to purchase 918,901,467 Japanese Yen to hedge the foreign currency obligation. For the year ended December 31, 2006, realized losses totaled $2,107, of which $1,994 had been previously accrued, resulting in a loss of $113 (2005 — unrealized loss of $1,994; 2004 — $nil) being reported in foreign exchange in the consolidated statement of operations.

In February 2005, a wholly owned subsidiary of the Company issued $6,000 of convertible debentures to private investors with an additional $2,000 of convertible debentures issued in fiscal 2006. Of the $8,000 of convertible debentures outstanding on December 31, 2006, $251 is owned directly or indirectly by officers of the Company. These debentures mature in July 2007, bear interest at 5% per annum, have no recourse to the Company and are convertible into a maximum of 16,000,000 non-voting common shares of the subsidiary. If converted, the Company’s economic interest in the subsidiary would be reduced to approximately 17.5% and the Company’s consolidated non-capital losses, unclaimed scientific research and development expenditures and research and development tax credits would be reduced by approximately $16,000, $76,000 and $18,000 respectively. These convertible debentures are financial instruments which have both debt and equity components. The value assignable to the conversion option at the date of issue was determined to be immaterial. Interest expense on these debentures during 2006 was $361 (2005 — $206). Interest accrued in accounts payable and accrued liabilities was $nil at December 31, 2006 (2005 — $206) and interest paid in 2006 amounted to $567 (2005 — $nil).

10	PROVISION FOR SITE RESTORATION

Changes in the provision are as follows:

	Year ended
	December 31, 2006	December 31, 2005

Provision at beginning of year	$6,760	$6,708
Expenditures incurred	—	(100)
Costs recovered	—	152

Provision at end of year	$6,760	$6,760

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
10	PROVISION FOR SITE RESTORATION (continued)

The provision relates primarily to site restoration associated with soil and groundwater reclamation and remediation, based on periodic independent estimates of these costs.

Potential recoveries of costs resulting from indemnifications provided by previous owners of the Company’s industrial sites have not been recognized in the consolidated financial statements as the amount of recovery cannot be reasonably determined. Any future recoveries will be recorded when received.

11	CAPITAL STOCK
a)	Share Capital
The Company’s authorized share capital consists of an unlimited number of common shares, Preferred A shares and Preferred B shares. Changes in the Company’s common shares outstanding during 2006, 2005, and 2004 are as follows:

	2006		2005		2004
		Stated		Stated		Stated
Common Shares	Number	Capital	Number	Capital	Number	Capital

Balance at beginning of year	92,900,649	$421,466	92,828,054	$421,233	78,073,386	$373,230
Employee share purchase plan	50,909	244	72,595	233	28,785	135
Share offering	—	—	—	—	14,705,883	47,801
Stock options exercised	1,027,200	4,412	—	—	20,000	67

Balance at end of year	93,978,758	$426,122	92,900,649	$421,466	92,828,054	$421,233

During 2006, 50,909 (2005 — 72,595; 2004 — 28,785) common shares were issued with respect to the Company’s employee share purchase plan at a weighted average price of $3.55 (2005 — $2.36; 2004 — $3.24). The value of these rights to acquire common shares of $64 (2005 — $62; 2004 — $42) was reclassified from contributed surplus to share capital.

In 2006, 1,027,200 options were exercised at a weighted average price of $4.19 and $108 was reclassified from contributed surplus to share capital. No options of the Company were exercised in 2005. In 2004, 20,000 options were exercised at an average price of $2.59, and $15 relating to the fair value of these options was reclassified from contributed surplus to share capital. As the result of the exercise of Nucryst stock options in 2006, contributed surplus was reduced by an additional $31 (2005 — $nil; 2004 — $nil).

On August 4, 2004, the Company completed a $50,000 share offering. A total of 14,705,883 new common shares were issued at a price of $3.40. Net proceeds, after fees and expenses, amounted to $47,801.

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
11	CAPITAL STOCK (continued)
b)	Stock-based compensation plans
Employee and Director stock option plan — The Company maintains an Employee and Director Stock Option Plan under which the Company may grant options for 10,750,000 shares of common stock of the Company at an exercise price equal to the market price of the Company’s stock at the date of grant. Options awarded are exercisable for a period of 10 years and vest as to one third of the grant on each of the first, second and third anniversaries after the date of the grant. The Company maintains a Directors and Officers Share Purchase Program under the provisions of the Stock Option Plan. Under the Share Purchase Program, Directors and designated officers may be granted one option for each common share purchased to a cumulative 50,000 options. Options, equal to the net purchases of common shares by the optionee during the calendar year, vest at the end of the calendar year in which the purchases were made. Any options issued under this program which do not vest at the end of the year are cancelled.

A summary of the status of the Company’s stock option plan as at December 31, 2006, 2005 and 2004, and changes during the years ending on those dates is presented below:

	2006		2005		2004
		Weighted		Weighted
		Average		Average		Weighted Average
		Exercise		Exercise		Exercise
Stock Options	Number	Price	Number	Price	Number	Price

Outstanding at beginning of year	5,049,600	$6.68	4,659,600	$6.94	5,833,400	$8.71
Granted	409,500	$4.73	390,000	$3.66	497,500	$3.61
Exercised	(1,027,200)	$4.19	—	$—	(20,000)	$2.59
Cancelled	—	$—	—	$—	(1,651,300)	$12.25

Outstanding at end of year	4,431,900	$7.08	5,049,600	$6.68	4,659,600	$6.94

     The following table summarizes information about stock options outstanding as at December 31, 2006:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
Range of	Number	Average Remaining	Average	Number	Average
Exercise	Outstanding	Contractual Life	Exercise	Exercisable	Exercise
Prices	Dec.31, 2006	(in years)	Price	Dec.31, 2006	Price

$1.50—$2.25	533,200	7.1	$1.77	398,700	$1.78
$2.26—$3.38	156,300	7.3	$2.91	136,300	$2.88
$3.39—$5.06	855,500	6.7	$3.85	510,500	$3.93
$5.07—$7.59	1,711,568	3.7	$6.69	1,436,568	$6.78
$7.60—$11.39	560,335	2.8	$9.96	560,335	$9.96
$11.40—$15.93	614,997	3.4	$15.72	614,997	$15.72

$1.50—$15.93	4,431,900	4.7	$7.08	3,657,400	$7.68

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
11	CAPITAL STOCK (continued)

For the year ended December 31, 2006, corporate costs, research and development costs, and general and administrative expenses include additional compensation expense relating to stock options totaling $1,614 (2005 — $905; 2004 — $1,210) with an offsetting increase to contributed surplus. Also included in general and administrative expenses for the year ended December 31, 2006 is compensation expense of $36 (2005 — $nil; 2004 — $nil) related to the direct award of restricted common shares by Nucryst with a corresponding increase in non-controlling interest in the Company’s consolidated balance sheet.

The fair value of each option grant by the Company and its subsidiaries is estimated using the Black-Scholes option pricing model assuming no dividends are paid on common shares, a risk-free interest rate of 3.89% (2005 — 4.33%; 2004 — 4.80%), an average life of 7.0 years and a volatility of 58.08% (2005 — 57.72%; 2004 — 58.47%). The amounts computed according to the Black-Scholes pricing model may not be indicative of the actual values realized upon the exercise of these options by the holders.

Deferred share unit plan — The Company maintains DSUs for the non-executive Directors of the Company. DSUs are issued at the market value of the Company’s shares at the date of grant, vest upon death or retirement of the Director and are payable in cash. Directors may elect to receive additional DSUs in lieu of fees, which are issued at 90% of the market value of the Company’s shares at the date of grant. Compensation recovery relating to DSUs during the year amounted to $868 (2005 — expense $888; 2004 — expense $172) and as at December 31, 2006, a liability of $974 (2005 — $1,842) has been accrued with respect to issued DSUs.

Restricted share unit plan — In 2004, the Company instituted a Restricted Share Unit Plan for the Executive Officers of the Company. These units vest over three years and are payable when fully vested in a combination of common shares and cash at the weighted average trading price at the date of exercise. The liability with respect to these units is accrued over the vesting period. Compensation recovery with respect to RSUs during the year amounted to $117 (2005 — expense $524; 2004 — expense $139) and the corresponding accrued liability as at December 31, 2006 was $546 (2005 — $663).

Stock appreciation rights — Employees of the Company, other than non-executive officers, are granted Stock Appreciation Rights. SARs are issued at the market value of the Company’s shares at date of grant, vest over three years and are payable when vested in cash at the amount by which the market value of the Company’s shares exceed the share price at the date of grant. Net changes in the value of SARs is recognized as compensation expense over the vesting period. Compensation recovery with respect to SARs during the year amounted to $159 (2005 — expense $142; 2004 — expense $65). As at December 31, 2006, the accrued liability relating to SARs amounted to $nil (2005 — $178). Payments to holders of SARs in 2006 amounted to $19 (2005 — $14; 2004 — $nil).

For the year ended December 31, 2006, corporate costs include a recovery of compensation expense totaling $1,144 (2005 expense $1,554; 2004 expense $376) relating to DSUs, RSUs and SARs.

Employee share purchase plan — Under the Employee Share Purchase Plan, employees are entitled to subscribe for common shares of the Company, to a maximum value of five percent of their annual compensation. Payment for these shares is made over a 24-month period at a price per share equal to the lesser of the market value at the offering date and the market value at the end of the purchase period.

The market value at the offering date of July 17, 2006 was $4.68 (July 18, 2005 — $4.02; July 19, 2004 — $3.55). At December 31, 2006 there were outstanding purchase arrangements with employees having an

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
11	CAPITAL STOCK (continued)

aggregate value of $409 (2005 — $474; 2004 — $363). During the year ended December 31, 2006, a total of 50,909 shares were issued under this Plan at an average price of $3.55 (2005 — 72,595 shares at $2.36; 2004 — 28,785 shares at $3.24).

Subsidiary stock-based compensation plans — The Company’s subsidiaries, Nucryst and iFire, maintain equity incentive plans for certain directors and employees, under which stock options have been granted representing 4.2% and 5.3% of the outstanding shares of the respective subsidiaries. These plans are accounted for using the fair value method with the related compensation expense being recorded in the consolidated statement of operations. Subsidiary stock options generally vest evenly over a three-year period and expire after 10 years from the date of grant. The exercise prices of stock options granted are not less than the fair value of the subsidiary’s stock at the time of the grant. In 2006, 105,303 Nucryst options were exercised at a weighted average price of $3.09. No shares were issued by these subsidiaries in 2005 or 2004 with respect to these plans.

SARs have been granted to employees of certain technology subsidiaries. SARs vest over time and may be settled with cash, shares of the subsidiary and, in the case of iFire SARs, shares of the Company at the Company’s option. The exercise prices of SARs granted are not less than the fair value of the subsidiary’s stock at the time of the grant. The total potential liability upon exercise of these SARs is capped at $1,308.

Net changes in the value of SARs, measured as the amount by which quoted market prices or fair value exceeds the exercise price at the measurement date, is recognized as compensation expense over the SARs vesting period. The accrued liability as at December 31, 2006 and 2004 was $nil as the estimated market value of the subsidiaries’ SARs was less than their exercise price. At December 31, 2005, the accrued liability relating to SARs amounted to $105.

For the year ended December 31, 2006, research and development and general and administrative expenses included compensation recovery relating to SARs of $19 (2005 — expense $35; 2004 — $nil). During the year ended December 31, 2006, 10,376 Nucryst SARs were exercised and settled through the issuance of 7,610 common shares of Nucryst (2005 — nil; 2004 — nil).

12	CUMULATIVE TRANSLATION ADJUSTMENT

The cumulative translation adjustment represents the net unrealized foreign currency translation loss on the Company’s net investment in self-sustaining foreign operations.

	2006	2005

Cumulative translation adjustment at beginning of year	$(503)	$—
Translation adjustment during the year	(173)	—
Unrealized loss resulting from change in accounting policy (note 2c)	—	(503)

Cumulative translation adjustment at end of year	$(676)	$(503)

U.S. Dollar exchange rate at end of year	$1.1653	$1.1659

The change in cumulative translation adjustment is primarily the change in the rate of exchange between the Canadian dollar and the U.S. dollar and the effect this change has on the assets and liabilities of the Company’s self-sustaining foreign subsidiary.

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
13	RESEARCH AND DEVELOPMENT FUNDING AGREEMENTS

On January 1, 2003, the Company entered into a series of agreements with a third party whereby the third party agreed to reimburse iFire for a portion of the costs related to research and development projects of mutual interest to iFire and the third party. These agreements provide for reimbursement totaling US $3,800 to be paid quarterly between January 2003 and October 2006. These reimbursements are recorded as a reduction to research and development expenditures in the consolidated statement of operations and amounted to $1,095 (2005 — $1,152; 2004 — $1,251). All payments relating to these agreements have been received as of December 31, 2006.

In 2001, iFire entered into a research and development contribution agreement with the Government of Canada through Technology Partnerships Canada (“TPC”). Under this agreement, TPC agreed to contribute 28.371% of eligible research and development costs and related capital expenditures incurred by iFire to a maximum of $30,000, all of which was received prior to December 31, 2003.

Under the terms of the agreement, iFire will pay a royalty to TPC equal to 1.065% of eventual commercial sales of the technology under development. In addition, TPC received warrants to purchase common shares of iFire exercisable for an additional consideration of $6,283. The warrants expire on December 31, 2009 and, as at December 31, 2006, represented approximately 0.5% of the current outstanding common shares of iFire.

14	GUARANTEES

The Company has agreements to indemnify its Officers and Directors for certain events or occurrences while the Officer or Director is or was serving at the Company’s request in such capacity. The maximum potential amount of future payments is unlimited. However, the Company maintains Director & Officer liability insurance coverage that limits its exposure and enables the Company to recover a portion of any future amounts paid.

In addition, the Company has provided indemnifications to third parties with respect to future site restoration costs to be incurred on properties previously owned by the Company. These estimated costs have been included in the provision for site restoration (note 10).

15	COMMITMENTS AND CONTINGENCIES

Commitments

The Company is committed to capital expenditures of $937 (2005 — $2,508; 2004 — $17,987) and to future annual payments under operating leases for facility and office space and equipment as follows:

2007	2008	2009	2010	2011

$810	$792	$579	$282	$289

Contingencies

The Company and its subsidiaries are party to legal proceedings in the ordinary course of their businesses. Management does not expect the outcome of any of these proceedings to have a material effect on the Company’s financial position or operating results.

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
16	FINANCIAL INSTRUMENTS

Fair value of financial instruments

The carrying value of the Company’s interest in financial instruments approximates their fair value. The estimated fair value approximates the amount for which the financial instruments could currently be exchanged in an arm’s length transaction between willing parties who are under no compulsion to act. Certain financial instruments lack an available trading market and, therefore, fair value amounts should not be interpreted as being necessarily realizable in an immediate settlement of the instrument.

Interest rate risk

Interest rate risk reflects the sensitivity of the Company’s financial results and condition to movements in interest rates. For 2006, a 1% decrease in interest rates would have reduced earnings before income taxes by approximately $546 (2005 — $684; 2004 — $937). Conversely, a 1% increase in interest rates would have increased earnings before taxes by a similar amount.

Foreign currency risk

The Company is exposed to currency risks as a result of its export to foreign jurisdictions of goods produced in Canada. These risks are partially covered by purchases of goods and services in the foreign currency.

Credit risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. Cash, cash equivalents and short-term investments are placed with major financial institutions or invested in the commercial paper of large organizations. The Company has a concentration of credit risk through its reliance on one customer for Nucryst’s wound care products. This risk is limited due to the long-term contractual relationship with this customer.

17	EARNINGS PER SHARE

In calculating earnings per share under the treasury stock method, the numerator remains unchanged from the basic earnings per share calculation as the assumed exercise of the Company’s stock options does not result in an adjustment to income. The reconciliation of the denominator in calculating diluted earnings per share is as follows:

	Year ended
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004

Weighted average number of common shares outstanding — basic earnings per share	93,523,041	92,852,120	84,093,827
Effect of dilutive securities
— Options	—	267,078	—
— Employee share purchase plan	—	1,738	—

Weighted average number of common shares outstanding — diluted earnings per share	93,523,041	93,120,936	84,093,827

The impact of all dilutive securities on earnings per share was anti-dilutive for the years ended December 31, 2006 and 2004.

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
17	EARNINGS PER SHARE (continued)

Options to purchase 4,431,900 common shares were outstanding at December 31, 2006 (2005 — 5,049,600; 2004 — 4,659,600). Of these options outstanding in 2006, 3,006,900 (2005 — 3,979,100; 2004 — 3,939,100) were excluded in the calculation of diluted earnings per share because the exercise price of the options was greater than the weighted average market value of the common shares in the year.

18	SEGMENTED INFORMATION

The Company has two operating segments, Nucryst and iFire, which have been determined based on the nature of the products produced.

The Nucryst segment researches, develops and commercializes wound care products and pharmaceutical products based on noble metal nanocrystalline technology. The iFire segment has developed a proprietary flat-panel full color solid state display technology with primary application in the large screen TV market.

The accounting policies of the reportable segments are the same as those described in note 2. Included in other non-cash assets of $6,169 at December 31, 2006 (2005 — $6,914; 2004 — $8,770) are assets that cannot be allocated to a particular segment. Non-cash assets excludes short-term investments and assets available for sale.

			Depreciation		Non-cash
Year ended		Operating	and	Capital	Assets
December 31, 2006	Revenue	Loss	Amortization	Expenditures	Dec.31, 2006

Nucryst	$27,591	$(11,216)	$1,876	$5,609	$31,267
iFire	—	(37,556)	11,748	1,339	48,071
Other	—	(6,128)	738	932	6,169

	$27,591	$(54,900)	$14,362	$7,880	$85,507

		Operating	Depreciation		Non-cash
Year ended		Income	and	Capital	Assets
December 31, 2005	Revenue	(Loss)	Amortization	Expenditures	Dec.31, 2005

Nucryst	$28,560	$1,590	$1,549	$4,584	$27,315
iFire	—	(31,844)	5,072	25,318	58,605
Other	—	(8,163)	717	1,993	6,914

	$28,560	$(38,417)	$7,338	$31,895	$92,834

		Operating	Depreciation		Non-cash
Year ended		Income	and	Capital	Assets
December 31, 2004	Revenue	(Loss)	Amortization	Expenditures	Dec.31, 2004

Nucryst	$31,907	$6,079	$1,128	$2,443	$17,476
iFire	—	(27,884)	3,539	17,470	39,378
Other	—	(8,585)	1,055	1,524	8,770

	$31,907	$(30,390)	$5,722	$21,437	$65,624

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
18 SEGMENTED INFORMATION (continued)
All of Nucryst’s revenues are earned through a long-term exclusive licensing agreement with an international wound care company which expires in 2026. Nucryst exports manufactured products to this company for their resale in international markets.
19 RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES
These consolidated financial statements have been prepared in accordance with Canadian GAAP which conform in all material respects with those used in U.S. GAAP, except as set forth below:

Consolidated Balance Sheets	December 31, 2006		December 31, 2005
	Canadian	U.S.	Canadian	U.S.
	GAAP	GAAP	GAAP	GAAP

Intangible assets (c)	$4,125	$3,125	$5,180	$3,180
Non-controlling interest (d)	12,805	12,775	15,447	15,447
Capital stock (d)	426,122	425,831	421,466	421,347
Contributed Surplus (d)	5,379	2,468	3,968	403
Deficit (b)(c)(d)	(317,848)	(326,125)	(267,291)	(276,116)
Additional paid-in-capital (b)	—	10,509	—	10,509
Accumulated other comprehensive loss (e)	—	(676)	—	(503)
Cumulative translation adjustment (e)	(676)	—	(503)	—

Shareholders' Equity	December 31, 2006	December 31, 2005

Canadian GAAP	$112,977	$157,640
Adjustments
Stock-based compensation (d)	30	—
Research and development (c)	(1,000)	(2,000)

U.S. GAAP	$112,007	$155,640

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
19 RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)

	Year ended
Consolidated Statements of Operations	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004

Loss from continuing operations
Canadian GAAP	$(50,557)	$(5,508)	$(28,734)
Research and development (c)	1,000	1,000	(3,000)
Stock-based compensation (d)	(280)	905	1,210
Non-controlling interest (d)	30	—	—
Cumulative effect of a change in accounting principle (d)	(202)	—	—

Loss from continuing operations
U.S. GAAP	(50,009)	(3,603)	(30,524)
Income from discontinued operations
Canadian GAAP	—	14,778	3,557

Net (loss) income applicable to common shareholders
U.S. GAAP	(50,009)	11,175	(26,967)
Other comprehensive income (loss)
Cash flow hedges (a)	—	—	982
Foreign currency translation adjustments (e)	(173)	(503)	—

Net comprehensive (loss) income
U.S. GAAP	$(50,182)	$10,672	$(25,985)

	Year ended
(Loss) Income Per Common Share	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2004

Canadian GAAP
Loss from continuing operations before and after the cumulative effect of a change in accounting principle	$(0.54)	$(0.06)	$(0.34)
Net (loss) income	$(0.54)	$0.10	$(0.30)
U.S. GAAP
Loss from continuing operations before and after the cumulative effect of a change in accounting principle	$(0.53)	$(0.04)	$(0.36)
Net (loss) income	$(0.53)	$0.12	$(0.32)

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
19 RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)

Consolidated	Year ended		Year ended		Year ended
Cash Flow Statements	December 31, 2006		December 31, 2005		December 31, 2004
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP

Loss from continuing operations	$(50,557)	$(50,009)	$(5,508)	$(3,603)	$(28,734)	$(30,524)
Items not affecting cash:
Stock-based compensation (d)	$1,650	$1,930	$905	$—	$1,210	$—
Depreciation and amortization (c)	$14,361	$13,361	$7,338	$6,338	$5,722	$5,722
Write-down of capital assets and intangible assets (c)	$1,210	$1,210	$570	$570	$22	$3,022
Non-controlling interest (d)	$3,222	3,252	—	—	—	—
Cumulative effect of a change in accounting principle (d)	$—	$202	$—	$—	$—	$—
Changes in items not affecting cash (c) (d)	$5,526	$4,978	$(25,675)	$(27,580)	$5,719	$7,509

a)	Derivative Instruments and Hedging Activities

Under U.S. GAAP, pursuant to Statement of Financial Accounting Standards (“SFAS”) 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), companies are required to record derivatives on the balance sheet as assets or liabilities measured at fair value. For those derivatives representing effective cash flow hedges of risks and exposures, unrealized gains or losses resulting from changes in the fair values are presented as a component of other comprehensive income (“OCI”) as defined in SFAS 130 “Reporting Comprehensive Income” (“SFAS 130”). To the extent certain derivatives do not represent effective hedges, unrealized gains or losses are included in the income statement for U.S. GAAP purposes. Derivatives embedded within hybrid instruments are generally not separately accounted for except for those related to equity-linked deposit contracts which are not applicable to the Company.

Hedges against price risk exposure on contracted nickel sales and raw materials purchases in the discontinued Ambeon segment were considered effective cash-flow hedges under SFAS 133, with unrealized gains and losses reported in OCI for U.S. GAAP purposes. From time to time, the Company reduces its exposure to foreign currency and interest rate fluctuations by entering into forward transactions. These transactions are not considered hedging activities under SFAS 133 and unrealized gains and losses are included in the statement of operations. As at December 31, 2006 and 2005, the Company had no adjustments to OCI with respect to cash-flow hedges (December 31, 2004 — recovery $982).

b)	Gain on issuance of shares by subsidiary

In accordance with Canadian GAAP, the Company is required to account for gains and losses on the issuance of shares by a subsidiary as a component of income. Under U.S. GAAP, the effect of such dilution gains may be recorded as income except in circumstances where subsequent capital

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
19 RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)
transactions are contemplated that raise concerns about the likelihood of realizing the gain. In addition, realization of the gain is not assured where the subsidiary is a newly formed, non-operating entity; a research and development start-up; or development-stage company. It is the Company’s policy to record dilution gains as a component of income for U.S. GAAP purposes. However, for a transaction in 2001 involving iFire, which at that time was an early stage research and development company, the dilution gain was required to be recorded in equity as an increase in paid-in capital rather than as income. Subsequent dilution gains have met the criteria for income statement recognition under both Canadian GAAP and U.S. GAAP.

c)	Research and Development

Under U.S. GAAP, the cost of purchased research and development should be charged to income, in the period incurred, when no alternative uses exist for the purchased research and development. As thepatents and intellectual property purchased are restricted to use in inorganic electroluminescent displays, the costs have been fully expensed under U.S. GAAP.

Under Canadian GAAP, such costs are capitalized and amortized over their estimated useful lives.

d)	Stock-based Compensation

For U.S. GAAP, on January 1, 2006, the Company adopted SFAS 123(R), “Share-Based Payment” (“SFAS 123(R)”), which requires that all share-based payments to directors and employees, including grants of stock options, be recognized in the financial statements based on their fair values.

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s consolidated statement of operations. Prior to the adoption of SFAS 123(R), the Company accountedfor stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company’s consolidated statement of operations because the exercise price of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.

SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for the periods prior to fiscal year 2006, the Company accounted for forfeitures as they occurred. Under Canadian GAAP, the Company accounts for forfeitures at the date they occur.

SFAS 123(R) requires that liability classified awards such as SARs be revalued to estimated fair value at each reporting date using an option pricing model. Prior to the adoption of SFAS 123(R), the Company valued SARs at the amount by which the market value exceeded the exercise price at

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
19 RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)
each measurement date. Under Canadian GAAP, the Company records the value of SARs as the amount by which quoted market prices or fair value exceeds the exercise price at measurement date.

Under SFAS 123(R), the fair value of options with accelerated vesting provisions is expensed using a graded vesting methodology. Under Canadian GAAP, the fair value of these options is expensed on a straight-line vesting basis.

The Company continues to use the Black-Scholes option-pricing model for valuation of share-based payment awards which was previously used for the Company’s pro forma information required under SFAS 123.

The impact of the implementation of SFAS 123(R) on the reconciliation between Canadian GAAP and U.S. GAAP in 2006 on the consolidated statement of operations was an increase in stock-based compensation expense under U.S. GAAP of $280 relating to activity in the current year and $202 relating to the cumulative effects of the change in accounting principle. The impact on non-controlling interest for 2006 resulting from the implementation of SFAS 123(R) amounted to a $30 decrease in loss from continuing operations under U.S. GAAP.

Stock-based compensation — pro forma disclosure

For U.S. GAAP, effective January 1, 2006, the Company adopted SFAS 123(R) which requires that liability classified awards such as SARs be measured at fair value at each balance sheet date until the awards are settled. Previously, net changes in the value of SARs, measured as the amount by which the market value of the common shares of the Company exceeds the exercise price at the measurement date, were recognized as compensation expense over the SARs vesting period with a corresponding increase to accounts payable and accrued liabilities.

If compensation costs for the Company’s and its subsidiaries’ stock option plans had been determined using SFAS 123(R) in prior years, the Company’s net income (loss) per share would have been adjusted to the pro-forma amounts indicated below:

	Year ended
	Dec. 31, 2005	Dec. 31, 2004

Net income (loss) applicable to common shareholders — U.S. GAAP	$11,175	$(26,967)
Total stock-based compensation expense determined under the fair-value based method for awards net of tax effects	(905)	(1,040)

Pro forma net income (loss) applicable to common shareholders — U.S. GAAP	$10,270	$(28,007)
Loss per common share — U.S. GAAP
Loss from continuing operations	(0.04)	(0.36)
Net income (loss)	0.12	(0.32)
Pro forma
Loss from continuing operations	(0.05)	(0.38)
Net income (loss)	0.11	(0.33)

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
19 RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)
e)	Foreign Currency Translation Adjustments

Under U.S. GAAP, the Company would have recorded unrecognized gains and losses arising from translating net investments in foreign operations into Canadian dollars in accumulated other comprehensive loss as a separate component of shareholders’ equity.

Under Canadian GAAP, such unrealized gains and losses are included in shareholders’ equity as a cumulative translation adjustment.
Recently Adopted and Pending Accounting Pronouncements
SFAS 155
In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”). SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. The Company has determined that the adoption of SFAS No. 155 did not have a material effect on the Company’s results of operations or financial position.
SFAS 157
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact SFAS 157 will have on its consolidated financial statements.
SAB 108
In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach. The rollover approach quantifies misstatements based on the amount of the error in the current year financial statements whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. SAB 108 is effective for fiscal years ending after November 15, 2006 (the Company’s fiscal year ending December 31, 2006). The Company has determined that SAB 108 did not have a material impact on its consolidated financial statements.

The Westaim Corporation
Notes to Consolidated Financial Statements
Years Ended December 31, 2006, 2005 and 2004
(thousands of Canadian dollars except per share data)
19 RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)
FIN 48
In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), an interpretation of FASB Statement No. 109, and “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that theCompany recognize the impact of a tax position in the financial statements if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of deficit. The Company has determined that FIN 48 will not have a material impact on its consolidated financial statements.
SFAS 154
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which replaces APB No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28”. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, on the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this statement did not have a material effect on the Company’s financial position or results of operations.
EITF 04—13
In September 2005, the EITF reached consensus on Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the same Counterparty” (“EITF 04-13”). EITF 04-13 provides guidance on the purchase and sale of inventory to another entity that operates in the same line of business. The purchase and sale transactions may be pursuant to a single contractual arrangement or separate contractual arrangements and the inventory purchased or sold may be in the form of raw materials, work-in-process, or finished goods. EITF 04-13 applies to new arrangements entered into, or modifications or renewals of existing arrangements in reporting periods beginning after March 15, 2006. The adoption of EITF 04-13 did not have a material impact on the Company’s consolidated results of operations and financial condition. Future impact from the adoption of EITF 041-13 will depend on the nature of future arrangements entered into, or modifications or renewals of existing arrangements by the Company.